FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

Jennifer Osuna	Susan Donahue
WorldGate	Skyya Communications
704-260-3375	646-454-9378
jennifer@wgate.com	susan.donahue@skyya.com

James G. Dole joins WorldGate as Chief Financial Officer

Mr. Joel Boyarski Announces Plans to Retire from the Company

TREVOSE, Pa. (July 13, 2010) WorldGate, (OTCBB: WGAT.OB) a leading provider of next-generation video phone solutions, announced today that Mr. James G. Dole has joined WorldGate as the Company’s Chief Financial Officer, Treasurer and Senior Vice President, Finance.  Mr. Dole will replace Mr. Joel Boyarski, who will remain with the Company in his role as the principal accounting officer and principal financial officer until the end of August and then in a senior advisory role until his retirement from WorldGate effective October 20, 2010.

“Over the past decade, Joel has been an important member of the senior management team and has been instrumental in leading WorldGate’s financial operations.  I wish Joel the very best and would like to express my very sincere appreciation for his many significant contributions to WorldGate.” said George E. Daddis Jr., CEO of WorldGate.  Mr. Boyarski commented, “The last ten years at WorldGate have been very rewarding for me, both personally and professionally.  As WorldGate is about to enter a new phase, I am confident that the management team and the rest of my friends at WorldGate will continue to build on the progress we have achieved.  For me, this also marks a new beginning, and I look forward to enjoying all the new opportunities it will bring.”

 “We are very pleased to welcome Jim to the WorldGate team,” said Mr. Daddis.  “Jim’s an enterprising, forward-thinking finance and operations executive who brings more than 25 years of strategic planning, mergers and acquisitions, business development, financial management and capital markets experience to WorldGate.  The fact that WorldGate continues to attract such talented and experienced leaders like Jim is a testament to our technology and the attractiveness of the opportunities before us.”

“I am honored to join WorldGate and I look forward to working with my new colleagues to build long-term shareholder value,” said Mr. Dole.  “With the recent industry announcements around video communications from companies like Apple and Cisco, and the upcoming launch of WorldGate’s next generation video technology platform and the Ojo Vision video phone, it’s clear to me WorldGate is in the right place at the right time.”

James G. Dole Biography
Prior to joining WorldGate, Jim served as the Chief Corporate Development Officer for EarthLink since August 2007. From February 2005 until August 2006, Mr. Dole served as Senior Vice President of Strategic Implementation of Mpower Holding Corporation. Prior to Mpower he worked as an independent business consultant from January 2002 until February 2005. Mr. Dole served as Senior Vice President of Global Access Management for Global Crossing North America from February 2000 until December 2001. Previously he was Chief Financial Officer of the Business Services Division of Frontier Corporation from March 1999 until January 2000. Between 1986 and 1999, Mr. Dole held numerous management positions at Frontier, and its predecessor Rochester Telephone.

Jim Dole earned a M.B.A. in finance and corporate accounting from the University of Rochester Simon School and a bachelor of science degree with distinction in business, finance and economics from State University of New York at Albany.

About WorldGate

Founded in 1996, WorldGate is a leading provider of digital voice and video phone services and next generation video phones. In today’s increasingly busy world where family and friends are spread throughout the globe, WorldGate unites the lives of people in an effortless and affordable way using next generation video communications technologies. In addition to offering the latest in video technology, Ojo Services also provides a turn-key communication services platform supplying complete back-end support services with best-in-class customer service. Ojo Labs designs and develops innovative digital video phones featuring high quality, real-time, two-way video. This unique combination of functional design, advanced technology and use of IP broadband networks provides true-to-life video communication. As a result, Ojo Quality video brings family and friends closer together by offering a new way to experience communication—through an immediate video connection allowing them to instantly hear and see each other for a face-to-face conversation. For more information, please visit www.wgate.com or www.wgatephone.com.

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This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology "may," "plans," "expects," "anticipates," "forecasts," and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.